Confidential Information
Exhibit 2.2
SCHEDULE 8.1
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
1.	Sellers’ Capacity and Authority to Represent
1.1	The Sellers have sufficient legal capacity to execute this Agreement and to perform the obligations deriving therefrom.
1.2	Except for the Conditions Precedent provided for in clause 5, the Sellers have obtained all approvals, permits and authorizations, whether pursuant to law, regulation, administrative law, articles of association, or contractual obligations, necessary to enter into this Agreement and to perform the obligations deriving therefrom.
1.3	The execution and performance of this Agreement by the Sellers does not:
a)	Breach any obligation, whether verbal or written, of any of the Sellers or of any DME Group companies;

b)	Breach any law, regulation, or any other legal rule developing such regulation passed by the competent authorities; or

c)	Breach of any court judgment, ruling, decree, order, restraining order, writ, injunction, arbitration rule or ruling of any other nature whatsoever issued by any judicial or administrative authorities, or in any arbitration proceedings to which the Sellers are a party, or which may affect their assets and rights.
2.	Title to the Shares
2.1	The Sellers respectively own full legal title to the Shares referred to in Schedule I to the Agreement, by valid and lawful title, with all its rights, free and clear of any liens or encumbrances.
2.2	There are no Real Rights (“Derechos Reales”) which affect the Shares.
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2.3	There are no Personal Rights (“Derechos Personales”) which affect the Shares and the Shares are not subject to any claim, encumbrance, option or similar restriction.

2.4	There are no limitations on the transfer of the Shares.

2.5	The Shares have been validly issued and are fully subscribed and paid-up.

2.6	The Sellers have not acquired the Shares with the use of prohibited financial assistance.

2.7	The representations and warranties of clauses 2.1 through 2.3, 2.5 and 2.6 above shall also apply to all shares that DME owns in each of DME Portfolio companies. Regarding 2.4 it shall also apply to all companies in the DME Portfolio except for those listed in Disclosure Annex 2.7.

3.	Share Capital

3.1	The share capital of each of the DME Group companies is set out in Disclosure Annex 3.1.

3.2	No corporate resolutions have been adopted which are pending execution which would cause any variation in the share capital of DME Group companies, whether through the creation of new shares or the redemption, whether total or partial, of the Shares, nor the refunding of any shareholder contributions, except for those described in Disclosure Annex 3.2

3.3	There are no options, subscription rights, warrants, convertible or tradable securities, or other rights (of any nature whatsoever) giving any right to subscribe or acquire shares of the DME Group companies.

3.4	None of the DME Group companies hold any of their own shares or units (“autocartera”) nor shares or units in their respective parent companies.
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3.5	To the best of the Sellers’ knowledge representations set out in sections 3.1 to 3.4 above are also true of the Other Participations, except for the case of NIHON PLAST as described in Disclosure Annex 3.5.

4.	Incorporation, Valid Existence and Capacity

4.1	The DME Group companies are duly incorporated, validly existing and in good standing and registered with the competent public registries and have full legal personality under their respective laws of incorporation.

4.2	The corporate object of each of DME Group companies is sufficient for undertaking their respective businesses and activities and entitles them to operate and to carry on their activities in the form they have undertaken to date.

4.3	To the best of the Sellers’ knowledge representations set out in sections 4.1 and 4.2 above are also true of the Other Participations.

5.	Articles of Association, Minutes, Company Books and Accounts, Deposit of Accounts

5.1	The articles of association of the DME Group companies are those registered with the competent Commercial Registry where applicable and are in accordance with applicable law. There has been no action taken, nor is action pending to amend or restate the articles of association of any DME Group company, except as disclosed in Disclosure Annex 5.1. No DME Group company is in default or violation of its articles of association.

5.2	The minutes reflect all the matters dealt with and the resolutions adopted by the corresponding management bodies in their respective meetings, having been signed by all persons legally required to do so, and duly transcribed in their entirety into the minutes books of DME Group companies without any omissions.

5.3	The minutes books DME Group companies are duly legalized, contain all the resolutions adopted by their respective general meetings of shareholders and management bodies, and are located at the offices of the respective DME Group companies, except as disclosed in Disclosure Annex 5.3.
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5.4	All resolutions adopted by the general meetings of shareholders or the management bodies of DME Group companies which have to be filed in the competent Commercial Registry and, as the case may be, other competent public registries, have been duly registered.

5.5	The accounting books of the DME Group companies are duly legalized, have been kept in an orderly and diligent manner, are duly updated, and their content and form complies with applicable law and with the applicable GAAP in each corresponding jurisdiction.

5.6	The other books which the DME Group companies are required by law to keep have been duly legalized, have been kept in an orderly and diligent manner, contain all the information required by law, and are located at the offices of the respective DME Group companies.

5.7	The DME Group companies have complied, in a timely manner and in due form, with the legal obligation to deposit their annual accounts with the Commercial Registry, where applicable.

6.	Individual Financial Statements

6.1	Disclosure Annex 6.1 sets out the Individual Financial Statements of each DME Group companies.

6.2	The Individual Financial Statements have been prepared based upon the information set out in the accounting books of the respective DME Group companies. The Individual Financial Statements have been prepared in accordance with generally accepted accounting principles in the respective countries of DME Group companies and, as consistently applied and including those variations and interpretations described in an exhibit to that entity’s financial statements (“GAAP”). The application of the respective country’s GAAP to the Individual Financial Statements has been consistent with that undertaken in prior fiscal years.

6.3	The Individual Financial Statements fairly, faithfully and accurately reflect the assets, liabilities, financial condition and profits of the respective DME Group companies.

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6.4	The provisions reflected in the Individual Financial Statements have been determined in accordance with applicable national GAAP.

6.5	The depreciations reflected in the Individual Financial Statements have been determined in accordance with applicable national GAAP.

6.6	The Individual Financial Statements reflect all liabilities of each of the DME Group companies, the total amounts of which are duly accounted for.

6.7	There has been no reevaluation of assets except upon application of the rules governing reevaluation and reappraisal. In such cases, such rules have been strictly complied with.

7.	Consolidated Financial Statements

7.1	Disclosure Annex 7.1 sets out the Consolidated Financial Statements of the DME Group.

7.2	The Consolidated Financial Statements have been prepared based upon the Individual Financial Statements. The Consolidated Financial Statements have been prepared in accordance with applicable Spanish GAAP and, in particular, in accordance with the rules and procedures governing the consolidation of accounts. The application of applicable Spanish GAAP to the Consolidated Financial Statements has been consistent with the consolidation applied in prior fiscal years.

7.3	The Consolidated Financial Statements fairly, faithfully and accurately reflect the assets, liabilities, financial condition and the consolidated profits of the DME Group.

7.4	From the date of the Financial Statements (i.e. December 31, 2004) until Signing:
a)	The DME Group companies have conducted and managed their business activities and operations in the ordinary course in a manner consistent with past practices and with those habitual in the market, and have not carried out any acts nor adopted any resolutions of an extraordinary character which could adversely affect them which has not been expressly indicated in this Agreement; and

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b)	There has been no act, circumstance or fact which arose or became evident that affects or could give rise to a Material Adverse Change in the respective assets and business activities of each of the companies of the DME Group.
8.	Contracts

8.1	All of the contracts in force to which the DME Group companies are a party (i) are valid and binding; (ii) do not breach applicable laws; (iii) have not been breached; (iv) no notice of termination has been received thereunder; (v) there is no reason to believe that such contracts will be breached or not renewed at their expiry, except as disclosed in Disclosure Annex 8.1; (vi) are not material loss making contracts; (vii) do not constitute with regard to any specific customer a loss making commercial relationship; and (vii) have been entered into on an arms length basis.

8.2	None of the contracts which any of the DME Group companies are a party to contains any clauses which restrict the capacity of such companies to undertake their commercial activity in any way.

8.3	There are no contracts with commercial agents, dealers, commission agents or similar contracts or consulting agreement, except for those listed in Disclosure Annex 8.3.

8.4	The entering into of this Agreement:
a)	Does not give rise to the right of any party to resolve or cause the early termination of any agreement entered into by any of the DME Group companies, except as disclosed in Disclosure Annex 8.4 (a);

b)	Does not give rise, whether directly or indirectly, to:
(i)	Any increase in the consideration paid by any of the DME Group companies in respect of any of the contracts entered into by the DME Group companies with suppliers or any other third parties [including the Sellers]; nor

(ii)	Any payment of any indemnity or penalty under contracts entered into by any of the DME Group companies .

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8.5	The DME Group companies have means and resources to undertake the Activities of the DME Group in the manner in which they have been undertaken to date, and the entering into of this Agreement does not implicate the termination or loss of such means and resources.

9.	Product Liability / Recalls

9.1	Sellers represent and warrant that there are no pending or threatened: (i) claims, investigations, causes of action or (ii) liabilities for injury or damage to person, property or other right, that relate to any product designed, manufactured, assembled or sold for or by the DME Group companies.

9.2	Sellers represent and warrant that there are no pending or threatened recalls of or similar actions with products designed, manufactured, assembled or sold for or by the DME Group companies, and that no customer, manufacturer, government or government agency has requested, directed, ordered or threatened a recall of such products.

9.3	Sellers represent and warrant that they have no knowledge of any product performance concern that could give rise to product liability claim or a recall.

10.	Real Estate

10.1	Disclosure Annex 10.1 sets out a description of all real estate of each of the DME Group companies (the “Owned Real Estate”).

10.2	The Owned Real Estate is owned by the corresponding DME Group companies by valid and lawful title.

10.3	Except as disclosed in Disclosure Annex 10.3, and other than easments of record which do not interfere with the use of the Owned Real Estate by the DME Group companies there are no Real Rights (“Derechos Reales”) which affect the Owned Real Estate.

10.4	There are no Personal Rights which affect the Owned Real Estate.

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10.5	Except as disclosed in Disclosure Annex 10.5, the Owned Real Estate, where required, is duly registered at the corresponding public registries; the description of the Owned Real Estate as set out in such public registries is correct and coincides substantially with the actual physical characteristics of the Owned Real Estate in question (including, without limitation, location, size, boundaries, area).

10.6	To the best of the Sellers’ knowledge, but without any limitation on Sellers’ liability if it is not true, none of the Owned Real Estate has been constructed using materials considered by competent authorities to be dangerous or prohibited (such as, without limitation, asbestos or any other material that may give rise to carbonatosis, aluminosis, etc).

10.7	Disclosure Annex 10.7 sets out a description of all real estate leased, respectively, by certain DME Group companies, including financial leasing arrangements (the “Leased Real Estate”).

10.8	All of the leasing agreements related to the Leased Real Estate are valid, in force, updated with their payments, and all parties thereto are in full compliance with their respective obligations thereunder.

10.9	The DME Group companies do not occupy or use any real estate other than the Owned Real Estate and the Leased Real Estate.

10.10	Except as disclosed in Disclosure Annex 10.10, the Owned Real Estate and the Leased Real Estate are properly maintained in accordance with the use for which they have been acquired or leased and they are operated in compliance with legal requirements, permits, etc.

11.	Machinery and other Equipment Integrated into Fixed Assets

11.1	Subject to customary title retention provisions (“Reservas de dominio”) the DME Group companies are the owners of all machinery, equipment and fittings integrated into the fixed assets (other than customer owned tooling) as well as the remaining movable assets used in or necessary to carry out the Activities of DME Group (the “Tangible Assets”) free and clear of all liens, encumbrances and any other rights of third parties except for those rights of third parties stated in the relevant Individual Financial Statements.

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11.2	All Tangible Assets are duly accounted for in the relevant Individual Financial Statements.

11.3	The Tangible Assets are owned by the DME Group companies by valid and lawful title.

11.4	There are no Real Rights (“Derechos Reales”) which affect the Tangible Assets.

11.5	There are no Personal Rights which affect the Tangible Assets.

11.6	The Tangible Assets are duly registered with the corresponding public registries, where applicable.

11.7	Disclosure Annex 11.7 sets out a list of all the leased tangible assets, respectively, by certain DME Group companies , including financial leasing (“leasing”) or operating leasing (“renting”) arrangements (the “Leased Movables”).

11.8	All the leasing agreements over the Leased Movables are valid, in force, updated with their payments, and both parties thereto are in full compliance with all of their obligations.

12.	Intellectual or Industrial Property; Know-how

12.1	Disclosure Annex 12.1 sets out a list of all the deeds of title to the Intellectual or Industrial Property Rights of the DME Group companies, including all the applications the concession of which would grant an Intellectual or Industrial Property Right to any of the DME Group companies , as well as the Intellectual or Industrial Property Rights which are owned by third parties and which are used by the DME Group companies (the third party owner or owners of such Intellectual or Industrial Property Rights being shown on the Disclosure Annex), and all the Intellectual or Industrial Property Rights licensed, respectively, by DME Group companies to third parties (the third party licensee or licensees of such Intellectual or Industrial Property Rights being shown on the Disclosure Annex) .

12.2	The entering into of this Agreement does not implicate the termination or loss of any legal title to the Intellectual or Industrial Property rights that DME Group

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has and needs to undertake the activities of the DME Group in the manner they have been undertaken to date.

12.3	The Intellectual or Industrial Property Rights set out in Disclosure Annex 12.1 are duly registered with the relevant public registries, where applicable, and are fully enforceable and valid against third parties, and are according to the best of the Sellers’ knowledge not subject to any causes for which they may expire, be void or be avoided.

12.4	The Intellectual or Industrial Property Rights set out in Disclosure Annex 12.1 are updated with the payment of all annual fees, taxes, levies, charges and, in general, any payments applicable to any of them under applicable law.

12.5	Other than specifically disclosed in Disclosure Annex 12.1, the DME Group companies are not contractually obligated to pay, whether as a royalty, license, fee or other payment to any person in order to use any of the Intellectual or Industrial Property Rights set out in Disclosure Annex 12.1.

12.6	There are no claims, whether judicial or extrajudicial, nor any proceeding which could in any way affect the Intellectual or Industrial Property Rights set out in Disclosure Annex 12.1.

12.7	The Intellectual or Industrial Property Right set out in Disclosure Annex 12.1 are free from any charges and encumbrances, mortgages and guarantees, attachments, retentions or, in general, rights conferred to third parties.

12.8	The Sellers have not directly or indirectly used, created, owned, or sought to register, under any title whatsoever, any industrial property, intellectual property or domain names which includes, whether alone or in combination with any other rights, one or more of the elements which constitute or are included in the Intellectual or Industrial Property Rights set out in Disclosure Annex 12.1, or that, even without including any such elements, may prejudice, give rise to confusion with, or be associated with the Intellectual and Industrial Property Rights set out in Disclosure Annex 12.1.

12.9	In relation to the software programs (including, as the case may be, preliminary documentation and use manuals) set out in Disclosure Annex 12.1, each DME

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Group company holds all of the rights necessary for their use by each user in the ordinary course of their activities and operations.

12.10	Except as disclosed in Disclosure Annex 12.10, the DME Group companies are not infringing, misappropriating or otherwise violating and have not previously infringed, misappropriated or otherwise violated the Intellectual or Industrial Property Rights of any person and there is no infringement, misappropriation or other violation by any person of any of the Intellectual or Industrial Property Rights of DME Group companies and no infringement claim of infringement, misappropriation or other violation of Intellectual or Industrial Property has been threatened or is pending against any DME Group companies.

12.11	The DME Group companies have taken reasonable actions as would have been taken by any diligent manager (including executing non-disclosure and intellectual property assignment agreements and filing for statutory protections where appropriate) to protect, preserve, police and maintain Intellectual or Industrial Property Rights set out in Disclosure Annex 12.1.

13.	Intangible Assets

13.1	All the capitalized R&D expenses have been accounted for in accordance with applicable national GAAPs.

13.2	The relevant companies of the DME Group maintain the required individual documentation for each of the projects capitalized.

13.3	Impairment analysis has been performed regarding the present value of the investments in connection with their future contribution to income and no additional amortizations and/or provisions are required.

13.4	The amortization period used by the DME Group is 5 years.

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14.	Financial Assets

14.1	The DME Group companies own, respectively, full valid and legal title to the shares (“acciones” or “participaciones”) of the DME Portfolio, free and clean of all liens, encumbrances, options, charges or other Third Party Rights.

14.2	The DME Group companies, other than the Other Participations, do not have any investments in any other companies, whether Spanish or foreign companies, capital stock companies or any type of association (“joint venture”), temporary economic grouping, temporary union of companies, nor do they have the condition of director or have control over the management and direction of another company or entity, other than the DME Portfolio.

15.	Banks / Grants / Subsidies

15.1	Disclosure Annex 15.1 sets out a list of all the bank accounts and deposits opened in financial institutions, respectively, by the DME Group companies.

15.2	There are no negative balances or overdrafts in any of the bank accounts and deposits.

15.3	Disclosure Annex 15.3 sets out a list of all the grants and subsidies received by the DME Group companies which are currently in effect or have not yet been fulfilled.

15.4	The DME Group companies are and have always been in full compliance with the requirements of such grants or subsidies (as applicable).

16.	Loans Granted by the DME Group companies

16.1	No DME Group company has granted or made any loans or credit arrangements to any third parties except for loans to employees in the aggregate amount below € 50,000.

16.2	Disclosure Annex 16.2 sets out a list of all the loans and credit arrangements granted among the DME Group companies.

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17.	Inventories

17.1	Inventories of raw materials, unfinished products and finished products are owned by valid and legal title by or are consigned to the DME Group companies and meet the needs of current operations. The terms of all consignment arrangements have been disclosed to Purchaser.

17.2	The inventories of the DME Group companies are in an adequate state of repair in accordance with their nature.

17.3	The inventories owned by the DME Group companies are not subject to any Real Rights.

17.4	None of the inventories of the DME Group Companies are obsolete, other than those for which due provision has been made. The provisions for obsolete inventory and slow moving items have been made in accordance with applicable national GAAP and have considered both obsolescence and slow moving situations and in a manner consistent with prior fiscal years.

18.	Customers

18.1	The accounts receivable are those which are set out in the Individual Financial Statements. The provisions for bad debts reflected in the Individual Financial Statements have been made in accordance with applicable national GAAP and in a manner consistent with prior fiscal years.

18.2	All of the accounts receivable of the DME Group companies, disclosed in Disclosure Annex 18.2, are recoverable in their entirety on the date they are respectively due and payable. No bills of exchange, factoring or other form of accounts receivable discounting has been agreed by, or with any of the DME Group companies.

18.3	The payment conditions that the DME Group companies offer respective customers conform to the practices in the industry in which they operate and are consistent with those applied in prior fiscal years. No customer has benefited from special payment conditions.

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18.4	Discounts for volume purchasing (“rappels”) as well as any other benefits offered to customers are adequately reflected in the Individual Financial Statements of each of the DME Group companies, including, where appropriate, provisions for variation in accruals. There have been no significant modifications in the commercial discount policies compared to policies applied consistently in prior fiscal years.

18.5	Except as disclosed in Disclosure Annex 18.5, no customer, which accounts for more than one per cent (1%) of the sales of any of the DME Group companies has during the past 24 months threatened to terminate or terminated their relationship with any of the DME Group companies, nor has such a customer notified their intention to terminate their relationship therewith.

18.6	All contracts between the DME Group companies and its customers are on the basis of standard purchase orders issued by the respective customers.

19.	Issuing of Obligations and Series of Debt

19.1	None of the DME Group companies have had recourse to financing by means of issuing public debt and, in particular, have not issued any obligations (whether convertible or non-convertible), bonds, promissory notes, commercial paper, warrants, or any other credit instrument or series of debt.

20.	Debts with Financial Institutions

20.1	Disclosure Annex 20.1 sets out all of the loans, credits and any other type of unpaid financing granted by financial and non-financial institutions to DME Group companies.

20.2	The contracts referred to in Disclosure Annex 20.1 are in force and have not been breached.

20.3	The DME Group companies are updated with the payment of any quotas, amortizations or interests derived from the financing agreements.

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20.4	None of the DME Group companies hold any off-balance sheet financial arrangements such as factoring, confirming, derivatives and any other similar financial instrument that should need to be properly disclosed and/or accounted for.

21.	Guarantees

21.1	None of the DME Group companies are guarantors or have given any other form of guarantee or have their assets serve as collateral for any obligations of any other DME Group company or any third parties, except for as provided in Disclosure Annex 21.1.

21.2	Disclosure Annex 21.2 lists all the guarantees and other forms of collateral received by all DME Group companies.

22.	Suppliers/Accounts Payable

22.1	All debts with suppliers of the DME Group companies are duly reflected in the Financial Statements in accordance with applicable national GAAP.

22.2	Disclosure Annex 22.2 includes all the commercial paper (including bills of exchange and promissory notes) issued, granted, or accepted by the DME Group companies.

22.3	Except as for disclosed in Disclosure Annex 22.3, all of the DME Group companies have timely complied with their payment obligations and have not incurred any cause of default thereunder.

22.4	All debts with suppliers correspond to the regular operations of the DME Group companies undertaken in the ordinary and usual course of their operations, resulting from the delivery of goods or rendering of services by the suppliers duly justifying the existence of such debts. Credit Agreements are in conform to practice within the industry.

22.5	Except as disclosed in Disclosure Annex 22.5, no supplier which accounts for more than one per cent (1%) of the acquired raw material or services of any of the

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DME Group companies has during the past 24 months threatened to terminate, terminated or altered the terms of their commercial relationship with any of the DME Group companies, nor has communicated their intention to do so.

22.6	There are no discounts for volume purchasing (“rappels”) and any other benefits that the DME Group companies have credited against their suppliers.

23.	Taxes

23.1	All of the DME Group companies have timely complied with all legal obligations for tax matters in all competent jurisdictions in both their material and formal aspects.

23.2	None of the DME Group companies have amended any of their tax declarations in any fiscal years not yet barred by the applicable statute of limitation.

23.3	No amounts are owed for Taxes other than those reflected and appearing in the Consolidated Financial Statements and in the Individual Financial Statements.

23.4	The DME Group companies have funded sufficient provisions and reserves for payment of Taxes due and not expired.

23.5	Each of the DME Group companies have timely filed in due form all Tax returns, paid all Taxes required to be paid with such tax returns, preserved the supporting documents in relation to Taxes, and the tax authorities have not requested clarification of any such declarations.

23.6	Disclosure Annex 23.6 sets out a list of all the fiscal tax inspections or requests by the Tax authorities to any of the DME Group companies. Other than as indicated in such Disclosure Annex, there are no inspections, proceedings, consultations or discussions pending resolutions by the tax authorities or Courts.

23.7	The amount of economic rights of a tax nature which result from the declared tax losses, tax refunds, incentives, deductions and amortization plans which are set out in Disclosure Annex 23.7 are fully in force and in compliance with Law. The available tax credits of DME on Research & Development as of December 31, 2004 are at least equal to € 13,396,876.92 million and have been declared and reflected

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in the tax returns in full compliance of the applicable tax Laws and regulations. DME keeps the relevant supporting documentation to support the use of the tax credits applied in the past for this concept and/or the use to be made in future tax years.

23.8	The entries corresponding to the goodwill, if any, set out in the Individual Financial Statements of each of the DME Group companies are amortizable and deductible for tax purposes.

23.9	No DME Group company is subject to a regime of international or national tax transparency.

23.10	The DME Group companies are not now and have never been taxed under the Tax Regime of Groups of Companies (“Régimen Fiscal de los Grupos de Sociedades”).

23.11	None of the DME Group companies are subject to the Quantity Regime of the Basque Country (“Régimen de Cifra Relativa con el País Vasco”).

23.12	None of the DME Group companies have used methods which cause a delay in the payment of taxes or levies, nor have they used any accounting practices which cause a postponement or deferment of taxes.

23.13	Except as disclosed on Disclosure Annex 23.13, none of the DME Group companies has, nor has it ever had, a “permanent establishment” in any country other than its country of formation, as such term is defined in any applicable Tax treaty or convention, nor has it otherwise taken steps that have exposed it to the taxing jurisdiction of a country other than its country of formation.

23.14	No claim has ever been made by an authority in a jurisdiction where a DME Group company does not file Tax returns that it is or may be subject to taxation by that jurisdiction, nor, to the best knowledge of the Sellers, is there any factual or legal basis for any such claim.

23.15	The transfer pricing policy followed by DME Group companies in their relationships with related parties and among the DME Group companies has been decided and is applied in full compliance of the tax Laws and regulations of the countries involved in such intercompany transactions, and therefore the transfer

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pricing policy as applied does not give rise to liabilities in any of such DME Group companies.

24.	Health, Safety and Environmental

24.1	The storage, treatment facilities and deposits where toxic, noxious, dangerous, radioactive substances, asbestos, or other hazardous materials or liquids which may affect the environment, of each of the DME Group companies are in a perfect state of use and repair, are free from any leaks or defects which may limit or affect their use in accordance with the purposes they serve, and there have been no instances of leaks, defects or spillages in the past. All facilities have been operated in full compliance with relevant health, safety and environmental legislative requirements and permit provisions.

24.2	The DME Group companies comply with and have always complied with all applicable laws in regards to environmental matters. In particular, each of the DME Group companies complies with and has always complied with:
a)	All of their obligation in respect of the use, state of repair or exploitation of the facilities, productive processes, asbestos, transport of goods or products, elimination of residues or surpluses, and extraction of raw materials including the European End-of-Life Vehicles directive 2000/53/EC; and

b)	All its obligations in regards to the handling, treatment, storage, elimination or dumping of toxic, noxious, dangerous or radioactive substances, including those derived from the use of their goods and assets by third parties for which DME Group companies may be responsible.
24.3	There are not, and there have not been any claims, demands, actions, suits, proceedings or investigations (before any courts, tribunals or administrative bodies), related to environmental matters or the dumping or manipulation of toxic, noxious, dangerous or radioactive substances arising from the ownership, use, state of repair, or exploitation of the assets of the DME Group companies .

24.4	The toxic, noxious, dangerous or radioactive substances used by the DME Group, do not produce contamination, and actions and measures have been adopted as required to avoid future contamination, whether to the assets of any DME Group companies or to those owned by third parties, including any public authorities.

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24.5	There is and has been no environmental contamination of soil, subsoil and groundwater resources at any Owned Real Estate or Leased Real Estate exceeding national or international references.

25.	Labour / Social Security

25.1	The DME Group companies have hired and employed their Personnel and paid the Personnel salaries in accordance with all applicable laws in force and are up to date in the payment of their obligations with respect to the Personnel. In particular, the DME Group companies have timely complied, in the appropriate form, with their tax and Social Security obligations in respect of the Personnel.

25.2	Except as disclosed in Disclosure Annex 25.2, the DME Group companies do not have any private accident, life, health or other insurance contracted in favour of any members of the Personnel, and have not entered into or subscribed to any pension plans conveying or providing benefits to any Personnel.

25.3	Except as disclosed in Disclosure Annex 25.3, there are no obligations relating to payments in kind, compensations or other benefits (including purchase options, savings plans, incentives, or automobiles) with any members of the Personnel.

25.4	The DME Group companies have not entered into any undertaking or agreement with the members of the Personnel other than those derived from their labour relationship.

25.5	DMI sold in October 2004 its premises in Almussafes (Valencia) to Valautomoción S.L. This operation shall be considered as a transfer of undertakings and DME Group have complied with all the obligations under Spanish labour law, relating to the employees affected by the operation and there is no liability prior to the transfer that should appear in the three years after the transaction.

25.6	Except as disclosed in Disclosure Annex 25.6, none of the DME Group companies has assumed any obligations which grant any member of the Personnel the right to terminate their labour relationship in the event of a change of control or sale of a majority interest any of the DME Group companies, or the right to receive amounts or any other benefit of any nature greater than those established by law in the event of termination of their ordinary or special labour relationship.

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25.7	Except as disclosed in Disclosure Annex 25.7, no claims are pending or have been threatened between members of the Personnel and the DME Group companies and there are no circumstances or facts from which could arise future claims. With the exception of the information set out in Disclosure Annex 25.7, in the last six (6) months, the DME Group companies have not dismissed or taken action to terminate the employment relationship of any member of the Personnel and no key or important employee has expressed any intention to change employment due to the transactions contemplated by this Agreement or for any other reason.

25.8	The DME Group companies comply with all applicable laws in respect of health and hygiene at the workplace, occupational health and safety, prevention of work-related accidents. All work centres have the equipment that the Law requires for the prevention of work-related accidents.

25.9	None of the service relationships entered into by any of the DME Group companies with suppliers has given or gives rise to liabilities in any of such DME Group companies related to labour obligations of the suppliers.

26.	Permits and Licences

26.1	The DME Group companies hold all the permits, licences and authorisations necessary for undertaking the Activities of the DME Group authorised by their respective corporate objects without any limitation.

26.2	Except as referred to Disclosure Annex 26.2, the DME Group companies have regularly obtained and maintain fully in force all of the aforementioned permits, licences and authorisations. Such permits, licences or authorisations do not require the undertaking of any important investments or the completion of any onerous obligations to remain in force or for their renewal.

26.3	This Agreement shall not give rise to the default, or result in loss, amendment or modification of any permits, licences and authorisations held by the DME Group companies.

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27.	Competition Law

27.1	None of the DME Group companies or Sellers are part of any agreement nor have undertaken any practices which could be considered as anti-competitive pursuant to national or European Community laws, nor have they carried out any activities that could be deemed as unfair trading practices.

28.	Insurance

28.1	Disclosure Annex 28.1 sets out a list of all the insurance policies entered into by the DME Group companies. The insurance policies subscribed by each of the DME Group companies provide cover for all the foreseeable risks derived from the Activities of the DME Group in the amounts and terms consistent with automotive industry practices in Europe.

28.2	The insurance policies are in force and each of the DME Group companies is up to date with the payment of the insurance premiums relating thereto.

29.	Computer System

29.1	The computers, equipment, servers, communications networks and computer facilities or hardware, as well as the computer programmes or software, used for the running and operation of the DME Group companies (“Computer System”) are in good working order, have received maintenance and repair to assure their good working order and do not have nor is there reason to relieve that they may have any defects that could affect their performance or limit the undertaking of the Activities of the DME Group.

29.2	The computer programmes or software used by the Computer System are duly authorised and all the requisite licences therefore have been regularly acquired.

29.3	The use of the Computer System by the DME Group companies has not breached nor presently breaches any rights of any third party.

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29.4	Disclosure Annex 29.4 lists all contracts relating to the use, access, development and maintenance of the Computer System with third parties (such as outsourcing).

29.5	The DME Group companies possess all the necessary legal and technical documentation relating to the Computer System and have the personnel to operate the Computer System with full efficiency and normality, without interruption caused by the Transaction.

30.	Personal Data

30.1	The DME Group companies comply with all data protection laws.

30.2	The DME Group companies have registered files containing data of a personal nature with the Agency for the Protection of Personal Data (“Agencia de Protección de Datos”) prior to their creation.

30.3	The DME Group companies keep files containing personal data under adequate security measures, in compliance with the Regulation on Security Measures.

31.	Insolvency

31.1	Except as disclosed in Disclosure Annex 31.1, none of the DME Group companies are insolvent or in a state which would require them to adopt measures to re-establish a balance between their assets and liabilities.

31.2	Neither the Sellers nor the DME Group companies have initiated proceedings to dissolve or liquidate any of the DME Group companies, nor have they filed any petitions in bankruptcy or for the suspension of payments, nor have they requested any other measure for the protection from creditors under applicable bankruptcy and insolvency laws.

31.3	No third party has initiated (nor notified its intention to initiate) legal actions directed at causing the dissolution or bankruptcy of the DME Group companies.

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31.4	No proceedings have been initiated (or threatened) to seize, execute, charge, or otherwise to collect any debts against, any of the assets of the DME Group companies.

31.5	Except as disclosed in Disclosure Annex 31.5 none of the DME Group companies have any relationship with any customer or supplier which, to the best of the Sellers’ knowledge, is subject to a process of dissolution, liquidation, bankruptcy or any other insolvency proceedings.

32.	Litigation

32.1	Except for the pending proceedings set out in Disclosure Annex 32.1, none of the companies of the DME Group nor any Person for whose actions any of such companies are legally responsible is a party, whether as plaintiff, defendant, witness or participant, in any judicial or arbitral proceedings, whether relating to civil, contentious-administrative, criminal or economic-administrative matters (whether before the ordinary courts and tribunals, arbitral tribunals, or before administrative bodies at the national, autonomous community, municipal or other government level), nor are they a party to any claims, investigations or, more generally, any audit or inspection proceedings.

32.2	None of the aforementioned proceedings are pending and to the best of the Sellers’ knowledge there is no threat that such proceedings will be initiated against any of the DME Group companies or any such Persons.

32.3	There are no claims pending or threatened, nor, to the Sellers’ best knowledge, do circumstances exist that are likely to give rise to such claims, against the directors or members of the board of directors of the DME Group companies which could give rise to economic liabilities for the DME Group companies. There are no judgements or orders against any of the Sellers or DME Group companies or settlement of any proceedings or judicial investigations affecting or limiting the manner and/or capacity of the DME Group companies or their directors, to conduct the Activities of the DME Group.

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33.	Compliance with Laws

33.1	In respect of matters which have not been specifically described in these Representations and Warranties, the DME Group companies comply with all laws, regulations and rules applicable to them.

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List of Disclosure Annexes Schedule 8.1

Disclosure Annex 2.7:	Companies where there are restricitons to transfer of shares.

Disclosure Annex 3.1:	Share capital of the DME Group companies

Disclosure Annex 3.2:	Corporate resolutions affecting share capital

Disclosure Annex 3.5:	Nihon Plast

Disclosure Annex 5.1:	Amendments of By-laws

Disclosure Annex 5.3:	Corporate Books

Disclosure Annex 6.1:	Individual Financial Statements

Disclosure Annex 7.1:	Consolidated Financial Statements

Disclosure Annex 8.1:	Contracts which may not be renewed

Disclosure Annex 8.3:	Contracts with commercial agents, dealers, etcetera

Disclosure Annex 8.4 (a):	Contracts with change of control provisiones

Disclosure Annex 10.1	Owned Real Estate

Disclosure Annex 10.3:	Real Rights affecting Real Estate

Disclosure Annex 10.5:	Circumstances and description of Real Estate

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Disclosure Annex 10.7:	Leased of Real Estate

Disclosure Annex 10.10:	Easements burdening the Owned Real Estate or the Leased Real Estate

Disclosure Annex 11.7:	Leased Movables

Disclosure Annex 12.1:	List Intellectual Property Rights; Know-how

Disclosure Annex 12.10:	Autoliv

Disclosure Annex 15.1:	Bank Accounts

Disclosure Annex 15.3:	Subsidies and grants

Disclosure Annex 16.2:	Loans and credit agreements among DME Group companies

Disclosure Annex 18.2:	Accounts receivables

Disclosure Annex 18.5:	Customers

Disclosure Annex 20.1:	Financial Loans

Disclosure Annex 21.1:	Guarantees and collaterals granted

Disclosure Annex 21.2:	Guarantees and collaterals received

Disclosure Annex 22.2:	Commercial Paper

Disclosure Annex 22.3:	Payment obligations

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Disclosure Annex 22.5:	Suppliers

Disclosure Annex 23.6:	Taxes

Disclosure Annex 23.7:	Tax credits

Disclosure Annex 23.13:	Permanent Establishment

Disclosure Annex 25.2:	Life Insurance

Disclosure Annex 25.3:	Payments in kind

Disclosure Annex 25.6:	Special arrangements

Disclosure Annex 25.7:	Labour claims

Disclosure Annex 26.2:	Permits and Licenses

Disclosure Annex 28.1:	Insurances

Disclosure Annex 29.4:	IT Systems

Disclosure Annex 31.1:	Insolvency

Disclosure Annex 31.5:	Suppliers in financial difficulties

Disclosure Annex 32.1:	Litigation

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